Exhibit 10.24.4

AMENDMENT NO. 3 TO

ROADWAY LLC PENSION PLAN

As amended and restated January 1, 2004

WHEREAS, YRC Worldwide Inc. (formerly, Yellow Roadway Company) (the “Company”) maintains the Roadway LLC Pension Plan, as amended and restated January 1, 2004 (the “Plan”);

WHEREAS, Section 9.1 of the Plan provides the Company may amend the Plan at any time by action of its Board of Directors or the Compensation Committee of its Board of Directors; and

WHEREAS, the Company desires to amend the Plan (i) to change the definition of the term “Compensation” to conform to the definition of such term under the Yellow Corporation Pension Plan; and (ii) to change the name of the Plan Sponsor from “Yellow Roadway Corporation” to “YRC Worldwide Inc.”

NOW, THEREFORE, BE IT RESOLVED, that, effective January 3, 2006, Section 2.11 of the Plan shall be, and it hereby is, amended by adding the following sentence to the end of that Section: “Effective January 3, 2006, the term “Company” means YRC Worldwide Inc.”

AND BE IT FURTHER RESOLVED, that, effective January 1, 2008, the Plan shall be, and it hereby is, amended as follows:

1.	Restate Section 2.12(a) in its entirety as follows:

(a) For Plan Years prior to January 1, 2008, the term “Compensation” means the base pay of an Employee paid by the Controlled Group in a calendar year plus overtime compensation, cash incentive compensation and vacation compensation paid to that Employee, but excluding (i) any payments of cash incentive compensation made after the calendar year of the Employee’s termination of employment with the Controlled Group, (ii) payments of vacation compensation made after the Employee’s termination of employment with the Controlled Group to an Employee who is not entitled to a retirement benefit pursuant to Section 4.1 or 4.2, (iii) effective as of January 1, 2000, payments pursuant to the Century Bonus Program, (iv) payments pursuant to a tax equalization, relocation or cost of living program, an expatriate program or any similar programs or arrangements and (v) other extra or contingent compensation including signing bonuses. Notwithstanding the foregoing, Compensation shall include any pay that would have been paid to such Employee had he not signed a salary deferral agreement that satisfies the requirements of Code Section 401(k), 125, 129 or 132(f).

2.	Redesignate Section 2.12(b) as Section 2.12(c), and add the following new Section 2.12(b):

(b) For Plan Years beginning on and after January 1, 2008, the term “Compensation” means (i) the total salary, wages and cash bonuses paid to an Employee for personal services by the Employer during the current year (or applicable portion thereof) before deductions for taxes or any other purpose and which are included for the current year (or portion thereof) on the Employee’s federal W-2 income tax form, plus (ii) the amount of any reduction in the Employee’s salary, wages, and bonuses for the year (or applicable portion thereof) made pursuant to a salary reduction agreement under Section 401(k), Section 125 and/or Section 132(f)(4) of the Code. The Employee’s “Compensation” shall not include any fringe benefits or any other reportable income which is not salary, wages or bonuses.

AND BE IT FURTHER RESOLVED, that the cross-references of the Plan shall be redesignated, as necessary, in accordance with the foregoing resolutions.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on this 20th day of February, 2008.

YRC WORLDWIDE INC.

By:	/s/ Harold D. Marshall
Name:	Harold D. Marshall
Title:	Vice President – Employment Benefits

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